UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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EASTERLY GOVERNMENT PROPERTIES, INC.

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Dear Shareholders,

As we look back on our first year as a public company, we cannot be more pleased with our competitive position. We are the only internally managed public REIT that focuses primarily on United States government leased real estate. We came to market with a compelling investment proposition – stable cash flows backed by the full faith and credit of the United States government, paired with an acquisition platform that we believe can deliver earnings growth commensurate with the Russell 2000 with less risk and volatility. At IPO we owned 29 mission-critical assets that were less than half the age of the assets owned by our public office peers. By the end of 2015 we had grown our portfolio and income stream materially with the addition of 7 essential GSA properties which added nearly $12 million to our run rate cash net operating income.

We seek to serve as a partner to the federal government and we believe this strategy enables us to find ways to facilitate the government’s efficient delivery of its varied missions, while also enhancing returns for our investors. Our tenants, a majority of which are law enforcement agencies, such as the Federal Bureau of Investigation, the Drug Enforcement Administration, Immigration and Customs Enforcement, Customs and Border Protection, as well as the Federal Judiciary, execute enduring missions of the United States government. We expect these missions will not go out of favor, no matter who occupies the White House. The internal team at Easterly has dedicated professionals in the areas of government relations, acquisitions, asset and property management, who bring unique knowledge and meaningful expertise in originating, underwriting and servicing our target assets. Through this, we have assembled, and expect to continue to grow our portfolio of mission-critical buildings.

We target a specific set of buildings that have important attributes, including Class A construction, scale of over 40,000 square feet, an age that is less than 20 years old, and built-to-suit features, increasing the likelihood of lease renewal. We understand the importance of our facilities in supporting the tenant agencies’ missions, enabling us to achieve our goal as a constructive and helpful partner to the federal government.

We believe the Easterly team has done an excellent job in 2015 laying the groundwork for continued growth and expansion in 2016. We kicked off 2016 with the acquisition of the 71,100 square foot Immigration and Customs Enforcement building in Albuquerque, New Mexico. Our team is strong and we have the resources and insights to continue executing.

We believe that our financial foundation is strong and that we are well positioned to pursue additional opportunities in our approximately $700 million pipeline. At the end of 2015 we had approximately $246 million of capacity available on our line of credit and a conservative net debt to total enterprise value of just 25%. The portfolio and strategy that we have carefully crafted is gaining traction in the market and we were able to produce an 18.4% total return for our shareholders in 2015. We look forward to another strong year of delivering value to all of our stakeholders.

For more information, including information required to be provided under applicable law, please see attached copies of Easterly’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Easterly’s 2016 definitive proxy statement.

We would like to express our gratitude to our employees for their continued passion and determination and to our Board of Directors for their enthusiasm and continued guidance and support. We thank you for your interest in Easterly and look forward to keeping you abreast of our progress in 2016.

Sincerely,

William C. Trimble, III

Chief Executive Officer and President

Darrell W. Crate

Chairman of the Board